Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 27th day of January, 2005, between Discovery Bancorp’s (“Bancorp”) wholly owned subsidiary, Celtic Capital Corporation (the “Corporation”) and Mark Hafner (“Executive”) with reference to the following:
W I T N E S S E T H
     WHEREAS, Executive, Bancorp and the Corporation are all parties to that certain Asset Purchase Agreement dated as of the 27th day of January, 2005 (the “Agreement”); and
     WHEREAS, one of the conditions to closing the transactions contemplated in the Agreement is that Executive enter into this Employment Agreement; and
     WHEREAS, the Closing as defined in the Agreement has occurred;
     NOW, THEREFORE, from and after the Closing (the “Effective Date”), the following terms and conditions shall apply to Executive’s employment by the Corporation:

A G R E E M E N T
A. TERM OF EMPLOYMENT
          1. Term. The Corporation hereby employs Executive and Executive hereby accepts employment with the Corporation for the period commencing with the Effective Date and terminating three (3) years thereafter; subject, however, to prior termination of Executive’s employment as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Corporation hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.
B. DUTIES OF EXECUTIVE
          1. Duties. Executive shall perform the duties of President and Chief Executive Officer of the Corporation, which includes, but are not limited to those duties specified on the Corporation’s Job Description for the position of President and Chief Executive Officer, subject to the powers by law vested in the Board of Directors of the Corporation. Executive shall report only to the Board of Directors of the Corporation. All officers and employees of the Corporation shall report directly or indirectly to Executive, and Executive shall have full latitude to hire, discharge, discipline, promote, and compensate employees, and shall have full general managerial and financial authority over the Corporation, subject to such directions and control as the Board of Directors may specify from time to time. However, the duties of Executive may be changed from time to time by mutual consent of Executive and the Corporation and without resulting in a rescission of this Agreement. During the term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the commercial finance industry and in compliance with all applicable laws and regulations.
          2. Conflicts of Interest. Except as permitted by the prior written consent of the Board of Directors of the Corporation, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Corporation during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Corporation’s interests.
C. COMPENSATION
          1. Base Salary. For Executive’s services hereunder, the Corporation shall pay or cause to be paid as base salary to Executive the amount of not less than Sixteen Thousand Six Hundred Sixty Seven Dollars ($16,667) per calendar month; provided, however, that the base salary shall be prorated for the first and last calendar months of the Term. Said base salary shall be payable in conformity with the Corporation’s normal payroll periods. Executive’s base salary shall be reviewed by the Board of Directors annually, at its discretion, and Executive shall receive such base salary increases, if any, as the Board of Directors, in its sole discretion, shall determine.

          2. Formula Bonus. Provided that the Corporation has attained an after-tax fifteen percent (15%) return on average equity, calculated in accordance with Generally Accepted Accounting Principals (“GAAP”), for any fiscal year during the Term (prorated for any partial year), based upon the Corporation’s audited financial statements, then, Executive shall receive, a formula bonus equal to five percent (5%) of the Corporation’s pre-tax income for that year. This formula bonus shall be paid immediately after receipt by the Corporation of its audited financial statements.
          3. Discretionary Bonus. Executive may receive such discretionary bonuses, if any, as the Board of Directors, in its sole discretion, shall determine.
          4. Stock Bonus. Within five (5) days following the Effective Date, Bancorp will grant Executive two thousand (2,000) shares of Bancorp’s common stock outright and without payment by Executive.
D. EXECUTIVE BENEFITS
          1. Vacation and Sick Pay. Executive shall be entitled to four (4) weeks vacation each year during the Term; provided, however, that beginning in 2006, at least two (2) weeks of said vacation (the “Mandatory Vacation”) shall be taken consecutively. Executive shall not be entitled to vacation pay in lieu of vacation, and any vacation time not used in excess of the Mandatory Vacation shall be deemed waived, unless otherwise approved in advance by the Board of Directors or accumulated in accordance with the Corporation’s Personnel Policy. Executive shall also be entitled to sick pay in accordance with the Corporation’s Personnel Policy.
          2. Group Medical and Life Insurance Benefits. The Corporation shall provide for Executive’s participation in the Corporation’s group medical, disability and life insurance benefits, as provided to the Corporation’s other officers. Said insurance coverage shall be made available to Executive as soon as possible and shall continue throughout the Term. The Corporation’s liability to Executive for any breach of this Paragraph D.2 shall be limited to the amount of premiums payable by the Corporation to obtain the coverage contemplated herein.
          3. Automobile Allowance. The Corporation shall provide Executive with an automobile allowance of Eight Hundred Thirty-Three Dollars ($833) per month, which allowance shall be in lieu of any expense reimbursements for automobile or automobile-related expenditures.
          4. Additional Benefits. Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any 401(k) plan, bonus plan, incentive plan, participation plan, or extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit the Corporation may provide for senior executives or for employees of the Corporation generally, from time to time, in effect during the Term.

E. BUSINESS EXPENSES AND REIMBURSEMENT
          1. Business Expenses. Executive shall be entitled to reimbursement by the Corporation for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Corporation during the Term, which types of expenditures shall be determined by the Board of Directors. Executive shall furnish to the Corporation adequate records and other documentary evidence for the substantiation of such expenditures as deductible business expenses of the Corporation.
          2. Reimbursement. Executive agrees that, if at any time payment made to Executive by the Corporation for business expense reimbursement shall be disallowed in whole or in part as a deductible business expense by the appropriate taxing authorities, the amount so disallowed shall be treated as taxable compensation to Executive.
F. TERMINATION
          1. Termination For Cause. The Corporation may terminate Executive’s employment at any time without further obligation or liability to Executive, by action of the Board of Directors in good faith:
               (a) If Executive materially breaches Executive’s duties under this Agreement or habitually neglects Executive’s duties as reasonably determined by the Board of Directors;
               (b) If Executive is convicted of or pleads guilty or nolo contendere to a felony or crime of moral turpitude or a crime (other than a traffic offense) which materially and adversely affects the Corporation’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties, as determined by the Board of Directors in good faith;
               (c) If Executive has committed any act which would cause termination of coverage under the Corporation’s fidelity insurance coverage as to Executive or as to the Corporation as a whole;
               (d) If Executive is deceased; or
               (e) If Executive is found to be physically or mentally incapable of performing Executive’s duties for a period of six (6) months or greater by the Board of Directors, in good faith, based upon a medical diagnosis.
Such termination shall not prejudice any remedy which the Corporation may have at law, in equity, or under this Agreement. Termination pursuant to this Paragraph F.1 (a) shall become effective thirty (30) days after written notice of termination explaining the breach or neglect which serves as the basis for such termination, and Executive’s failure to reasonably cure such breach or neglect to the reasonable satisfaction of the Board of Directors within such thirty

(30) day period. Termination pursuant to this Paragraph F.1(b), (c), (d) or (e) shall become effective two (2) days after written notice of termination.
          2. Action by Supervisory Authority. Executive’s employment shall terminate immediately without further liability or obligation to Executive:
               (a) If the Corporation is closed or taken over by the Department of Corporations or other supervisory authority; or
               (b) If such supervisory authority should exercise its statutory cease and desist powers to remove Executive from office.
          3. Merger or Corporate Reorganization. Executive’s employment with the Corporation and the Term shall terminate upon the occurrence of any of the following: (i) a merger, consolidation or reorganization where the shareholder of the Corporation immediately preceding the closing of the transaction will not own immediately after the closing of the transaction more than fifty percent (50%) of the resulting or surviving institution; (ii) a merger, consolidation or reorganization where the shareholder of the Corporation immediately preceding the closing of the transaction will not own immediately after the closing of the transaction more than fifty percent (50%) of the corporation, partnership or limited liability company that controls the resulting or surviving institution; (iii) a transfer of all or substantially all of the assets of the Corporation to an entity where the shareholder of the Corporation immediately preceding the closing of the transaction will not own immediately after the closing of the transaction more than fifty percent (50%) of the entity; or (iv) a sale of more than fifty percent (50%) of the outstanding Common Stock of the Corporation in a transaction or series of related transactions. The foregoing events shall hereafter be referred to as a “Triggering Event.”
          4. Termination Without Cause. Notwithstanding anything to the contrary herein, Executive’s employment may be terminated at any time after the first anniversary of the Effective Date, without cause by the Corporation upon written notice of termination to Executive and by Executive upon written notice of termination to the Corporation.
          5. Effect of Termination.
          (a) In the event of termination of Executive’s employment prior to the completion of the Term for any of the reasons specified in Paragraphs F.1 through F.4, Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, and accrued but unused vacation time; but Executive shall be entitled to no further compensation for services rendered after the date of termination.
          (b) In the event Executive’s employment is terminated pursuant to Paragraph F.3, Executive shall be entitled to severance compensation equal to six (6) months’ then current base salary. Payment shall be made by the Corporation not later than the closing of the Triggering Event.
          (c) In addition, in the event the Corporation elects to terminate Executive’s employment pursuant to Paragraph F.4, Executive shall be entitled to severance compensation equal to six (6) month’s then current base salary, payable in monthly installments in conformity with the Corporation’s normal payroll periods, and continuation of Executive’s group medical insurance benefits, at the Corporation’s expense, for that same period.
               (d) In the event Executive elects to terminate Executive’s employment pursuant to the provisions of Paragraph F.4, Executive shall not be entitled to any severance compensation or continuation of Executive’s group medical insurance benefits.
               (e) The payment of benefits pursuant to this Paragraph F.5 shall discharge the Corporation from any further liability to Executive under this Agreement. As a condition for receiving any severance pay hereunder pursuant to Paragraphs F.5(b) and F.5(c), Executive hereby agrees to execute a full and complete release of any and all claims against the Corporation and its officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Executive’s employment or the termination thereof.
G. GENERAL PROVISIONS
          1. Trade Secrets. Executive agrees that during the Term Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning the Corporation, which may include information on its operations and business, identity of its customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business. Executive will not use or disclose any of such trade secrets, proprietary, or confidential information during the Term or for a period of three (3) years thereafter, without the Corporation’s prior written consent. This limitation shall not apply to information that (a) is or becomes public, or in the public domain, without the fault of Executive, (b) was known to Executive, free of any obligation of confidentiality, prior to its disclosure to Executive, or (c) is required to be disclosed by law or by an order of a court of competent jurisdiction or other government authority.
          2. Covenant Not to Compete. Executive acknowledges that he is entering into this Agreement as part of the sale of a business in which he is a significant shareholder and further acknowledges that this Covenant Not to Compete is an integral part of Bancorp’s causing the Corporation to enter into this Agreement as well as into the Asset Purchase Agreement. Consequently, Executive hereby covenants and agrees that Executive will not during the three (3) years commencing with the Effective Date (“Restricted Period”), disrupt, damage, impair or interfere with the business of the Corporation, by soliciting its employees to become employees of another firm, or by soliciting customers of the Corporation to become customers of any other firm. If during the Restricted Period, Executive’s employment is terminated pursuant to Paragraphs F.1, F.2, F.3 or F.4 then, for the remainder of the Restricted Period, Executive shall not, directly or indirectly, for his own account or for the account of others, whether as a principal or agent or through the agency of any corporation, partnership, association or other business entity, own, operate or control or participate in the ownership, operation or control of any commercial finance or similar type of business headquartered or operating in the Counties of Santa Barbara, Kern, Ventura, Los Angeles, Orange, San Diego, Imperial, Riverside or San Bernardino, California (“Restricted Territory”). If Executive is terminated pursuant to Paragraphs F.2, F.3 or by the Corporation pursuant to Paragraph F.4, this restriction shall not prevent Executive from accepting simple employment with, but without managing or having an ownership interest in, a commercial finance or similar type of business either within or outside of the Restricted Territory; however, if Executive’s employment is terminated pursuant to Paragraph F.1 or by Executive pursuant to Paragraph F.4, then Executive agrees that for the remainder of the Restricted Period, Executive shall not, and shall not be permitted to, accept employment with a commercial finance or similar type of business whether such employment is within the Restricted Territory or outside of the Restricted Territory.
     Executive acknowledges that the remedy at law for a breach of the provisions of this Paragraph G.2 are inadequate and that the Corporation shall be immediately entitled to injunctive relief without the posting of any bond should the provisions of Paragraph G.2 be breached or threatened to be breached.
          3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with the Corporation, are solely the property of the Corporation, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Corporation in good condition.
          4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this paragraph.
          5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.
          6. Applicable Law. This Agreement is to be governed by and construed under the laws of the State of California.
          7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
          8. Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.
          9. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Corporation. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Corporation and Executive.

          10. Arbitration. To the maximum extent permitted by law, Executive and Corporation agree to arbitrate any controversy, claim or dispute (“claims”) between the Corporation (and/or its officers, directors, partners, Executives, shareholders, pension or benefit plans, administrators, fiduciaries, agents, representatives or affiliate entities) and Executive relating to or arising out of Executive’s employment with the Corporation or the termination of that employment, or this Agreement, including without limitation, the construction or application of any of the terms, covenants and/or conditions of this Agreement, in accordance with the following terms:
          The claims shall be submitted to final and binding arbitration in Los Angeles County, California, before the American Arbitration Association (“AAA”) and in accordance with the AAA’s then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA’s selection procedures in effect at the time, and shall be a member of the AAA’s panel of arbitrators for employment disputes. Either party may initiate arbitration proceedings by filing a demand for arbitration with the AAA in Los Angeles County, California.
          The arbitrator shall have the authority to grant any relief authorized by law. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement. However, should any portion of this arbitration provision be found to be unenforceable, such portion will be severed from this arbitration provision, and the remaining portions shall continue to be enforceable.
          The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve all claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
          The Corporation agrees to pay all arbitration fees, deposits and administrative costs assessed by the AAA. Each party shall pay its own attorneys’ fees, expenses of travel to the arbitration, expert witness fees and other costs, unless the arbitrator orders otherwise, pursuant to applicable law.

          The claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an Executive benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee’s relationship with his/her employer. However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.
          The arbitrator shall issue a written arbitration decision revealing the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.
          The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law. The parties further agree that for any claims, hereunder which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.
          BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE CORPORATION AND EXECUTIVE GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.
          This agreement to arbitrate shall survive the termination of Executive’s employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DISCOVERY BANCORP
/s/ John R. Plavan
By: John R. Plavan
Its: Chairman of the Board

CELTIC CAPITAL CORPORATION
/s/ Mark Hafner
By: Mark Hafner
Its: President

/s/ Mark Hafner
Mark Hafner